Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Emulex Corporation:

We consent to the incorporation herein by reference of our report dated August 5, 2002 with respect to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 30, 2002 and July 1, 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002, annual report on Form 10-K of Emulex Corporation.

KPMG LLP

Costa Mesa, California
December 5, 2002